Exhibit 10.2

THE MEDICINES COMPANY

Form of Non-statutory Stock Option Agreement
Granted Under 2013 Stock Incentive Plan

1.	Grant of Option.

(a)    This agreement evidences the grant by The Medicines Company, a Delaware corporation (the “Company”), ______________ (the “Grant Date”) to ____________________, an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2013 Stock Incentive Plan (the “Plan”), a total of __________ shares (the “Shares”) of common stock, $0.001 par value per share (“Common Stock”), of the Company at a price of __________ per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on ______________ (the “Final Exercise Date”). Capitalized terms that are used and not defined herein shall have the meanings ascribed to such terms in the Plan.

(b)    It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant,” as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.	Vesting Schedule.

(a)40% of the Shares subject to this option may vest and become exercisable in connection with the FDA Approval Milestone (as defined below) (the “FDA Approval Options”). The following portion of the FDA Approval Options will vest depending on the date that the FDA Approval Milestone is achieved (such date of achievement, the “FDA Approval Milestone Achievement Date”):

i.    100% of the FDA Approval Options will vest and become exercisable if the FDA Approval Milestone Achievement Date occurs on or prior to the First FDA Deadline (as set forth on Exhibit A attached hereto). Prior to a Change in Control Event, if the FDA Approval Milestone Achievement Date has not occurred on or prior to the First FDA Deadline, 25% of the FDA Approval Options will terminate on the First FDA Deadline.

ii.    100% of the then outstanding FDA Approval Options (after taking into account the termination of the FDA Approval Options in Section 2(a)(i)) will vest and become exercisable if the FDA Approval Milestone Achievement Date occurs after the First FDA Deadline but on or prior to the Second FDA Deadline (as set forth on Exhibit A attached hereto). Prior to a Change in Control Event, if the FDA Approval Milestone Achievement Date has not occurred on or prior to the Second FDA Deadline, 1/3rd of such FDA Approval Options will terminate on the Second FDA Deadline.

iii.    100% of the then outstanding FDA Approval Options (after taking into account the termination of the FDA Approval Options in Section 2(a)(i) and Section 2(a)(ii)) will vest and become exercisable if the FDA Approval Milestone Achievement Date occurs after the Second FDA Deadline but on or prior to the Third FDA Deadline (as set forth on Exhibit A attached hereto). Prior to a Change in Control Event, if the FDA Approval Milestone Achievement Date has not occurred on or prior to the Third FDA Deadline, 100% of such FDA Approval Options will terminate on the Third FDA Deadline.

(b)20% of the Shares subject to this option may vest and become exercisable in connection with the MAA Approval Milestone (as defined below) (the “MAA Approval Options”). The following portion of the MAA Approval Options will vest depending on the date that the MAA Approval Milestone is achieved (such date of achievement, the “MAA Approval Milestone Achievement Date”):

i.    100% of the MAA Approval Options will vest and become exercisable if the MAA Approval Milestone Achievement Date occurs on or prior to the First MAA Deadline (as set forth on Exhibit A attached hereto). Prior to a Change in Control Event, if the MAA Approval Milestone Achievement Date has not occurred on or prior to the First MAA Deadline, 25% of the MAA Approval Options will terminate on the First MAA Deadline.

ii.    100% of the then outstanding MAA Approval Options (after taking into account the termination of the MAA Approval Options in Section 2(b)(i)) will vest and become exercisable if the MAA Approval Milestone Achievement Date occurs after the First MAA Deadline but on or prior to the Second MAA Deadline (as set forth on Exhibit A attached hereto). Prior to a Change in Control Event, if the MAA Approval Milestone Achievement Date has not occurred on or prior to the Second MAA Deadline, 1/3rd of such MAA Approval Options will terminate on the Second MAA Deadline.

iii.    100% of the then outstanding MAA Approval Options (after taking into account the termination of the MAA Approval Options in Section 2(b)(i) and Section 2(b)(ii)) will vest and become exercisable if the MAA Approval Milestone Achievement Date occurs after the Second MAA Deadline but on or prior to the Third MAA Deadline (as set forth on Exhibit A attached hereto). Prior to a Change in Control Event, if the MAA Approval Milestone Achievement Date has not occurred on or prior to the Third MAA Deadline, 100% of such MAA Approval Options will terminate on the Third MAA Deadline and 100% of all unvested Supply Chain Options (as defined below) will terminate on the Third MAA Deadline.

(c)20% of the Shares subject to this option may vest and become exercisable upon the earlier of the FDA Approval Milestone Achievement Date or MAA Approval Milestone Achievement Date if such date occurs on or prior to the Third MAA Deadline (the “Supply Chain Options”). The portion (if any) of the Supply Chain Options that will vest will be determined by the Committee in its sole discretion in the manner set forth on Exhibit A attached hereto.

(d)20% of the Shares subject to this option may vest and become exercisable in connection with the Trial Enrollment Milestone (as defined below) (the “Trial Enrollment Options”). The following portion of the Trial Enrollment Options will vest depending on the date that the Committee certifies that the Trial Enrollment Milestone has been achieved (such date of determination, the “Trial Enrollment Milestone Achievement Date”):

i.    100% of the Trial Enrollment Options will vest and become exercisable if the Trial Enrollment Milestone Achievement Date occurs on or prior to the First Trial Enrollment Deadline (as set forth on Exhibit A attached hereto). Prior to a Change in Control Event, if the Trial Enrollment Milestone Achievement Date has not occurred on or prior to the First Trial Enrollment Deadline, 25% of the Trial Enrollment Options will terminate on the First Trial Enrollment Deadline.

ii.    100% of the then outstanding Trial Enrollment Options (after taking into account the termination of the Trial Enrollment Options in Section 2(d)(i)) will vest and become exercisable if the Trial Enrollment Milestone Achievement Date occurs after the First Trial Enrollment Deadline but on or prior to the Second Trial Enrollment Deadline (as set forth on Exhibit A attached hereto). Prior to a Change in Control Event, if the Trial Enrollment Milestone Achievement Date has not occurred on or prior to the Second Trial Enrollment Deadline, 1/3rd of such Trial Enrollment Options will terminate on the Second Trial Enrollment Deadline.

iii.    100% of the then outstanding Trial Enrollment Options (after taking into account the termination of the Trial Enrollment Options in Section 2(d)(i) and Section 2(d)(ii))will vest and become exercisable if the Trial Enrollment Milestone Achievement Date occurs after the Second Trial Enrollment Deadline but on or prior to the Third Trial Enrollment Deadline (as set forth on Exhibit A attached hereto). Prior to a Change in Control Event, if the Trial Enrollment Milestone Achievement Date has not occurred on or prior to Third Trial Enrollment Deadline, 100% of such Trial Enrollment Options will terminate on the Third Trial Enrollment Deadline.

(e)Notwithstanding the foregoing, if, prior to a Change in Control Event, during the period commencing on the Initial Change in Control Date (as set forth on Exhibit A attached hereto) and ending on the Third MAA Deadline (such period, the “Interim Period”), the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, then, for the period commencing on the date of such termination and ending on the July 2021 Deadline, 100% of any then outstanding option which has not been forfeited as of the date of such termination will remain outstanding and be eligible to vest or be forfeited in accordance with, and subject to, the terms and conditions of Section 2(a), (b), (c), (d) and/or (f) as if the Participant had remained employed with the Company through the Third MAA Deadline. If any vesting of such option occurs after such employment termination and during the Interim Period, the Participant’s right to exercise this option shall terminate three months after the date of such vesting (but in no event after the Final Exercise Date). Notwithstanding the foregoing, if a Change in Control Event occurs after such employment termination and during the Interim Period, then (A) such options, to the extent unvested, shall be subject to the vesting terms and conditions set forth in Section 2(f), (B) if such unvested options are assumed or substituted for by the acquiring or succeeding corporation (or an affiliate thereof) pursuant to Section 2(f), then such unvested options shall remain outstanding and eligible to vest for the period commencing on the date of such Change in Control Event and ending on the eighteen (18) month anniversary of such Change in Control Event, (C) in no event shall such unvested options be eligible to vest on account of any deemed service or employment relationship between the Participant and the Company after such Change in Control Event, and (D) in no event will the Participant’s termination be deemed to have occurred upon or following such Change in Control Event for purposes of the equity acceleration provision contained in Section 2(g). Notwithstanding the foregoing, prior to a Change in Control Event, any portion of the option granted hereunder that is unvested and outstanding on the Third MAA Deadline will immediately terminate on the Third MAA Deadline.

(f)In the event a Change in Control Event occurs on or prior to the Third MAA Deadline, all options granted hereunder that are then outstanding, unvested and have not been forfeited or terminated under the terms of this agreement (including any portion of the option that remains outstanding and eligible to vest by operation of Section 2(e) above), will immediately vest and become exercisable, unless all such options are assumed, or equivalent options are substituted for, by the acquiring or succeeding corporation (or an affiliate thereof). If such options are assumed, or equivalent options are substituted for, by the acquiring or succeeding corporation (or an affiliate thereof), such assumed or substituted options will vest as follows: (i) 60% of the unvested options will vest and become exercisable on the twelve (12) month anniversary of the Change in Control Event; and (ii) 40% of the unvested options will vest and become exercisable on the eighteen (18) month anniversary of the Change in Control Event; provided that if all or any portion of such options would have earlier vested under Section 2(a), (b), (c) or (d) above based on the achievement of the applicable performance milestones, then such portion shall so vest and any portion not so vesting under Section 2(a), (b), (c) or (d) will vest as provided in clauses (i) and (ii) above. Notwithstanding the foregoing, if, upon or following a Change in Control Event, the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, then 100% of any then outstanding and unvested portion of this option shall immediately become vested and exercisable.

(g)Notwithstanding anything to the contrary herein or otherwise, if the Participant is party to a written agreement with the Company that provides for the acceleration of equity-based awards held by the Participant under certain circumstances (including, without limitation, an involuntary termination of the Participant’s employment by the Company without “cause” or a resignation by the Participant of his or her employment for “good reason”), such acceleration provision shall not apply in any respect to accelerate the vesting of this option, and the Participant specifically agrees that, by signing below, any such written agreement shall be deemed amended accordingly.

(h)This option shall expire upon, and will not be exercisable after, the Final Exercise Date.

(i)The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Sections 2 and 3 hereof or the Plan.

For purposes of this agreement, “FDA Approval Milestone” means the Company receiving an approval letter from the U.S. Food and Drug Administration (“FDA”) evidencing licensure of inclisiran for an LDL-C (i.e., LDL cholesterol) lowering indication.

For purposes of this agreement, “Good Reason” means the Company taking any of the following actions without the Participant’s consent, which actions shall not have been cured within a 30-day period following written notice by the Participant: (A) the principal place of the performance of the Participant’s responsibilities is changed to a location outside of a 30 mile radius from the Participant’s principal place of the performance of his or her duties; (B) there is a material reduction in the Participant’s responsibilities without Cause; (C) there is a material reduction in the Participant’s annual base salary, unless such reduction is applicable generally to other employees in the Participant’s grade level; (D) there is a material reduction in the Participant’s bonus eligibility or equity eligibility, unless such material reduction is also applicable to other employees in the Participant’s grade level; or (E) there is a material breach by the Company of its obligations to the Participant.

For purposes of this agreement, “MAA Approval Milestone” means the issuance by the European Medicines Agency’s Committee for Medicinal Products for Human Use of a positive opinion for the Company’s marketing authorization application for an LDL-C (i.e., LDL cholesterol) lowering indication.

For purposes of this agreement, “Trial Enrollment Milestone” means the achievement by the Company of both of the following: (i) the commencement by the Company of a cardiovascular outcomes clinical trial of inclisiran in secondary prevention of atherosclerotic cardiovascular disease; and (ii) such trial successfully enrolls no less than 15,000 patients, each of whom fulfills the applicable protocol criteria and receives treatment in accordance with such protocol criteria.

3.	Exercise of Option.

(a)Form of Exercise. Each election to exercise any vested portion of this option shall be communicated to the Company in a manner provided by the Company’s Insider Trading Policy, and payment in full received in a manner provided in the Plan. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.

(b)Continuous Relationship with the Company Required. Except as otherwise provided in Section 2(e) and this Section 3, this option shall not vest and may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date of this option, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c)Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in Section 2(e) and paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that, except as provided in Section 2(e), this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(d)Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, any vested portion of this option shall be exercisable for a period of one year following the date of death or disability of the Participant, provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other relationship with the Company is terminated by the Company for Cause (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment or other relationship. If the Participant is party to an employment, consulting or severance agreement with the Company that contains a definition of “cause” for termination of employment or other relationship, “Cause” shall have the meaning ascribed to such term in such agreement. Otherwise, “Cause” shall mean: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company (or, if applicable, a successor corporation to the Company); (iii) willful and material breach of the Company’s policies (or, if applicable, the policies of a successor corporation to the Company); (iv) intentional and material damage to the Company’s property (or, if applicable, the property of a successor corporation to the Company); or (v) material breach of such Participant’s non-disclosure, non-competition or other similar agreement with the Company (or, if applicable, a successor corporation to the Company), in each case (i) to (v), as determined by the Company, which determination shall be conclusive. The Participant’s employment or other relationship shall be considered to have been terminated for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

4.	Withholding.

No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.	Non-transferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution and, during the lifetime of the Participant, this option shall be exercisable only by the Participant. Notwithstanding the foregoing, a Participant may transfer this option by means of a gift to or for the benefit of any “immediate family member” (as such term is defined under Rule 16a-1(e) of the Securities Exchange Act of 1934, as may be amended from time to time), family trust or other entity established for the benefit of the Participant and/or an immediate family member of the Participant, provided that prior written notice of such gift is provided to the Company and provided further that the transfer otherwise satisfies the requirements of Section 10(a) of the Plan.

6.	Section 280G of the Code.

This Section 6 shall apply to this option only if the independent auditors most recently selected by the Board (or such other independent auditors selected by the Committee) (the “Auditors”) determine that the after-tax value of this option to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under Section 4999 of the Code), will be greater after the application of this Section 6 than it was before the application of this Section 6. If this Section 6 applies to this option, it shall supersede any contrary provision of this agreement.

(a) Excess Parachute Payments. In the event that the Auditors determine that any payment or transfer by the Company under this option to the Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Section 280G of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 6, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code.

(b) Notice of Nondeductible Payment. If the Auditors determine that any Payment would be nondeductible by the Company because of Section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice. If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Section 6, present value shall be determined in accordance with Section 280G(d)(4) of the Code. All determinations made by the Auditors under this Section 6 shall be binding upon the Company and the Participant and shall be made within 90 days of the date when a Payment becomes payable or transferable.

(c) Overpayments and Underpayments. As a result of uncertainty in the application of Section 280G of the Code at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional Payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.

(d) Company. For purposes of this Section 6, the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Section 280G(d)(5) of the Code.

7.	Interpretation.

Unless otherwise explicitly provided herein, the Committee shall make all determinations required to be made hereunder, including determinations required to be made by the Company, and shall interpret all provisions of this option and this agreement, as it deems necessary or desirable, in its sole and unfettered discretion. Such determinations and interpretations shall be binding on and conclusive to the Company and the Participant. In the event of a conflict between any term of this agreement and the terms of the Plan, the terms of the Plan shall control. This agreement and the Plan represent the entire agreement between the Participant and the Company regarding this option. No promises, terms, or agreements of any kind regarding this option that are not set forth, or referred to, in this agreement or in the Plan are part of this agreement. In the event any provision of this agreement is held illegal or invalid, the rest of this agreement will remain enforceable.

8.	Provisions of the Plan.

This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer. This option shall take effect as a sealed instrument.

The Medicines Company
Dated:	By:
Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof. The undersigned hereby acknowledges receipt of a copy of the Company’s 2013 Stock Incentive Plan and 2013 Stock Incentive Plan Prospectus.

PARTICIPANT:

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